EXHIBIT 10(w)

HARSCO CORPORATION
1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
As Amended and Restated

RESTRICTED STOCK UNIT AGREEMENT
FOR INTERNATIONAL EMPLOYEES

This Restricted Stock Unit Agreement (the “Agreement”) is made on this ____ day of _______, 2008 (the “Date of Grant”) by and between Harsco Corporation, a Delaware corporation (the “Company”) and «Name», (the “Grantee”).

1.    Grant of Restricted Stock Units.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement (including the country-specific terms for the Grantee’s country of residence set forth in the Appendix to this Agreement) and in the Company’s 1995 Executive Incentive Compensation Plan (as amended and restated January 27, 2004) and any sub-plan to the 1995 Executive Incentive Compensation Plan (as amended and restated January 27, 2004) for the Grantee’s country of residence (together, the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant «Number_of_RSUs» Restricted Stock Units (the “Restricted Stock Units”), which shall become vested in accordance with Section 3 hereof.  Each Restricted Stock Unit shall represent one share of Common Stock, $1.25 par value, of the Company (the “Common Stock”) and shall at all times be equal in value to one share of Common Stock.  The Restricted Stock Units will be credited to the Grantee in an account established for the Grantee until payment in accordance with Section 4 hereof.

Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

2.    Restrictions on Transfer of Restricted Stock Units.  Neither the Restricted Stock Units granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to issuance of the Common Stock in settlement of the Restricted Stock Unit Award other than by will or pursuant to the laws of descent and distribution (or to a designated Beneficiary in the event of the Grantee’s death).

3.    Vesting of Restricted Stock Units.

(a)    The Restricted Stock Units shall vest as to one-third of such Restricted Stock Units on the first anniversary of the Date of Grant and as to an additional one-third on each succeeding anniversary date (each such date a “Vesting Date”), so as to be 100% vested on the third anniversary thereto, conditioned upon the Grantee’s continued employment with the Company or a subsidiary as of each Vesting Date.  Any Restricted Stock Units not vested will be forfeited, except as provided in Section 3(b) below, if the Grantee ceases to be continuously employed by his/her employer (the “Employer”) or the Company or any of its subsidiaries prior to each Vesting Date.  For purposes of this Agreement, “continuously employed” shall mean the absence of any interruption or termination of employment with the Company or with a subsidiary of the Company.  Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between locations of the Company and its subsidiaries.

(b)    Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units shall immediately vest and become non-forfeitable upon the occurrence of any of the following events (each, a “Vesting Event”): (i) the Grantee’s death or becoming Disabled, (ii) a Change in Control, or (iii) the Grantee’s retirement after age 62.

(c)    For purposes of this Section 3, the Grantee shall be considered “Disabled” if the Grantee is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

4.    Issuance of the Common Stock.

(a)    The Company will issue to the Grantee the Common Stock underlying the vested Restricted Stock Units on the applicable Vesting Date or, if earlier, upon the occurrence of a Vesting Event.

(b)    Except to the extent provided by Section 409A of the Code and permitted by the Company, no Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(c)    The Company’s obligations to the Grantee with respect to the Restricted Stock Units will be satisfied in full upon the issuance of shares of Common Stock corresponding to such Restricted Stock Units.

5.    Dividend, Voting and Other Rights.

(a)    The Grantee shall have no rights of ownership in the shares of Common Stock underlying the Restricted Stock Units and shall have no right to dividends and no right to vote such shares until the date on which the Restricted Stock Units are vested and a stock certificate (or certificates) representing such shares of Common Stock is issued to the Grantee pursuant to Section 4 above.

(b)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor.  No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6.    Adjustments.  The number of shares of Common Stock issuable pursuant to the Restricted Stock Units is subject to adjustment as provided in Section 4(c) of the Plan.

7.    Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable local and United States federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

8.    Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).  In particular, to the extent that the Vesting Event (and the right to receive payment of the shares of Common Stock underlying the Restricted Stock Units) occurs pursuant to Section 3(b)(iii) or pursuant to an event that would subject the Grantee to penalties under Section 409A(a)(1) of the Code, then notwithstanding anything to the contrary in Section 4 above, payment will be made to the Grantee on the earlier of (a) the Grantee’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Grantee is a “specified employee” (within the meaning of Section 409A), the date of payment shall be made on the date which is six (6) months after the date of the Grantee’s separation from service with the Company or (b) the Grantee’s death.

9.      Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include the final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

10.    No Employment Rights.  This award will not confer upon the Grantee any right with respect to continuance of employment by the Employer, nor will it interfere in any way with any right of the Employer to terminate the Grantee’s employment at any time.

11.    Taxes.  Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Grantee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the settlement of the Restricted Stock Units in shares of Common Stock upon vesting, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends or Dividend Equivalents; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Prior to the taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all tax withholding and payment on account obligations of the Company and/or the Employer that arise in connection with the Restricted Stock Units.  In this regard, if permissible under local law, the Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Grantee by withholding a number of shares of Common Stock otherwise issuable to the Grantee under the Restricted Stock Units, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum withholding amount (or such other amount as is required to avoid adverse accounting implications).  If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items legally payable by the Grantee, then the Grantee hereby authorizes the Company and/or the Employer to satisfy the Grantee’s obligation for Tax-Related Items by any one or a combination of the following methods: (i) by withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or (ii) by selling shares or arranging for the sale of shares of Common Stock (in either case on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization) issued in settlement of the Restricted Stock Units.  If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Grantee will be deemed to have been issued the full number of shares of Common Stock under the Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the Restricted Stock Units.

Finally, the Grantee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan or his/her acquisition of shares of Common Stock that cannot be satisfied by the means previously described.  The Company shall not be required to issue shares of Common Stock pursuant to this Agreement unless and until such obligations are satisfied.

12.    Nature of Grant.  In accepting the grant of Restricted Stock Units, the Grantee acknowledges and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and the Agreement;

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)    all decisions with respect to future grants of Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;

(d)    the Grantee is voluntarily participating in the Plan;

(e)    the award of Restricted Stock Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(f)    the award of Restricted Stock Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any of its subsidiaries;

(g)    the future value of the shares of Common Stock underlying the Award is unknown and cannot be predicted with certainty;

(h)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or shares of Common Stock acquired pursuant to the Award resulting from termination of the Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, the Grantee will be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim;

(i)    in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive the Award and vest in the Award under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Grantee’s Award;

(j)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Common Stock; and

(k)    the Grantee is hereby advised to consult with the Grantee’s personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

13.    Data Privacy.  The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Agreement by and among, as applicable, the Employer, and the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere including outside the European Economic Area, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of Common Stock acquired pursuant to the Award. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

14.    Governing Law.  The Restricted Stock Unit grant and the provisions of this Agreement are governed by, and subject to, the Delaware General Corporation law and the laws of the State of Pennsylvania (with the exception of its conflict of law provisions), as provided in the Plan.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Pennsylvania and agree that such litigation shall be conducted only in the courts of Cumberland County, Pennsylvania, or the federal courts for the United States for the Middle District of Pennsylvania, and no other courts, where this grant is made and/or to be performed.

15.    Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

16.    Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units granted under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Appendix.  Notwithstanding any provisions in this Agreement or the Plan, the grant of Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for the Grantee’s country of residence, if any.  The Appendix constitutes part of this Agreement.

18.    Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

19.    Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

20.    Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

This Agreement is executed by the Company on the day and year first set forth above.

HARSCO CORPORATION By: Mark E. Kimmel General Counsel and Corporate Secretary

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Restricted Stock Units granted hereunder on the terms and conditions set forth in this Agreement, the Appendix, the Company’s 1995 Executive Incentive Compensation Plan (as Amended and Restated) and any sub-plan to the 1995 Executive Incentive Compensation Plan.

Date: ________________, 2008	_______________________________ Name

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE
HARSCO CORPORATION 1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR INTERNATIONAL EMPLOYEES

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to the Grantee under the Plan if he or she resides in one of the countries listed below.  This Appendix is part of the Agreement.  Unless otherwise defined, capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2008.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Grantee vests in the Restricted Stock Units or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of a particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable.

AUSTRALIA

TERMS AND CONDITIONS

Restricted Stock Units Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive a cash payment and the Restricted Stock Units are payable in shares of Common Stock only.

BELGIUM

TERMS AND CONDITIONS

Tax Compliance. The Grantee is required to report any taxable income attributable to the Restricted Stock Units on his or her annual tax return.  In addition, the Grantee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law.  By accepting the Restricted Stock Units, the Grantee acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Restricted Stock Units, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.  If the Grantee is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.  Assets and rights that must be reported include shares of Common Stock.

CANADA

TERMS AND CONDITIONS

The following provisions will apply to Grantees who are residents of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent.  This provision supplements Section 13 of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Grantee further authorizes the Company and any subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Grantee further authorizes the Company and any subsidiary to record such information and to keep such information in his or her Grantee file.

GERMANY

NOTIFICATIONS

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Grantee.  In addition, the Grantee must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.

MEXICO

TERMS AND CONDITIONS

Labor Law Policy and Acknowledgment.  In accepting the grant of Restricted Stock Units, the Grantee expressly recognizes that Harsco Corporation, with registered offices at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011, United States of America, is solely responsible for the administration of the Plan and that his or her participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Grantee and Harsco Corporation since the Grantee is participating in the Plan on a wholly commercial basis and his or her sole Employer is MultiServ Metals de Mexico SA de CV. Based on the foregoing, the Grantee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Grantee and the Employer, MultiServ Metals de Mexico SA de CV, and do not form part of the employment conditions and/or benefits provided by MultiServ Metals de Mexico SA de CV and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

The Grantee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Harsco Corporation; therefore, Harsco Corporation reserves the absolute right to amend and/or discontinue the Grantee’s participation at any time without any liability to the Grantee.

Finally, the Grantee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Harsco Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Grantee therefore grants a full and broad release to Harsco Corporation, its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

MÉXICO

TÉRMINOS Y CONDICIONES

Política Laboral y Reconocimiento.  Al aceptar el otorgamiento de las Acciones Restringidas, el Beneficiario expresamente reconoce que Harsco Corporation, con oficinas registradas en 350 Poplar Church Road, Camp Hill, Pennsylvania 17011, en los Estados Unidos de América, es el único responsable por la administración del Plan y que su participación en el Plan y la adquisición de Acciones no constituyen una relación de trabajo entre el Beneficiario y Harsco Corporation, ya que el Beneficiario participa en un marco totalmente comercial y que su único patrón lo es MultiServ Metals de Mexico SA de CV.  Derivado de lo anterior, el Beneficiario expresamente reconoce que el Plan y los beneficios que deriven de su participación en el Plan no establecen derecho alguno entre el Beneficiario y el patrón, MultiServ Metals de Mexico SA de CV, y no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por MultiServ Metals de Mexico SA de CV y cualquier modificación al Plan o su terminación no constituye un cambio o impedimento en los términos y condiciones de la relación de trabajo del Beneficiario.

Asimismo, el Beneficiario entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de Harsco Corporation; por lo tanto, Harsco Corporation se reserva el derecho absoluto de modificar y/o terminar la participación del Beneficiario en cualquier tiempo sin responsabilidad para con el mismo.

Finalmente, por medio del presente el Beneficiario manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra de Harsco Corporation por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivado del mismo y el Beneficiario por lo tanto, otorga el finiquito más amplio que en derecho proceda a Harsco Corporation, sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

NOTIFICATIONS

Securities Law Information.  The Grantee should be aware of Dutch insider trading rules which may impact the sale of shares of Common Stock acquired under the Plan.  In particular, the Grantee may be prohibited from effecting certain transactions if he or she has insider information regarding the Company.

By accepting the grant of Restricted Stock Units and participating in the Plan, the Grantee acknowledges having read and understood this Securities Law Information and further acknowledges that it is the Grantee’s responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands.  “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.  The insider could be any Grantee of the Company or a subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Grantees of the Company working at a subsidiary in the Netherlands (including a Grantee in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Grantee had such inside information.

POLAND

NOTIFICATIONS

Exchange Control Information.  Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000.  If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter.  The reports are filed on special forms available on the website of the National Bank of Poland.

SLOVAK REPUBLIC

NOTIFICATIONS

Exchange Control Information.  The Grantee is required to notify the Slovak National Bank with respect to the establishment of accounts abroad within 15 days after the end of the calendar year (effective from January 1, 2007).  The notification forms may be found at the Slovak National Bank website as follows: www.nbs.sk.  The Grantee should consult with a personal legal advisor to determine which forms the Grantee will be required to submit and when they will be due.

SOUTH AFRICA

TERMS AND CONDITIONS

Withholding Taxes.  This provision supplements Section 11 of the Agreement:

By accepting the Restricted Stock Units, the Grantee agrees to notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units.  If the Grantee fails to advise the Employer of the gain realized at vesting, he or she may be liable for a fine.  The Grantee will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Obligations.  The Grantee is solely responsible for complying with applicable South African exchange control regulations.  Since the exchange control regulations change frequently and without notice, the Grantee should consult his or her legal advisor prior to the acquisition or sale of Common Stock under the Plan to ensure compliance with current regulations.  As noted, it is the Grantee’s responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

UNITED ARAB EMIRATES

There are no country specific provisions.

UNITED KINGDOM

TERMS AND CONDITIONS

Withholding Taxes.  This provisions supplements Section 11 of the Agreement:

If payment or withholding of the Tax-Related Items is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pension) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Grantee to the Employer, effective on the Due Date.  The Grantee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 11 of the Agreement.  Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Grantee will not be eligible for such a loan to cover the Tax-Related Items.  In the event that the Grantee is a director or executive officer and the Tax-Related Items are not collected from or paid by the Grantee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Grantee on which additional income tax and national insurance contributions will be payable.  The Grantee will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Director Notification.  If the Grantee is a director or shadow director of a U.K. subsidiary of the Company and the U.K. subsidiary is not wholly owned by the Company, the Grantee is subject to certain notification requirements under the Companies Act.  Specifically, the Grantee must notify the U.K. subsidiary in writing of the Grantee’s interest in the Company and the number and class of shares or rights to which the interest relates.  The Grantee must also notify the U.K. subsidiary when the Grantee acquires or sells shares of Common Stock acquired under the Plan.  This disclosure requirement also applies to any rights or shares acquired by the Grantee’s spouse or children (under the age of 18).

Restricted Stock Units Payable Only in Shares.  For Grantees who are resident and ordinarily resident in the U.K. at the time that this grant is made, Restricted Stock Units shall be payable in shares of Common Stock only and do not provide any right for the Grantee to receive a cash payment.